Exhibit 10.2

EXCLUSIVE LICENSE AGREEMENT

This Agreement, effective as of May 3, 2006 (the “Effective Date”), is between the University of Massachusetts (“University”), a public institution of higher education of the Commonwealth of Massachusetts as represented by its Lowell campus, and, Encapsion, Inc. (“Company”), a Delaware corporation with headquarters at 212 Mamaroneck Road, Scarsdale, New York 10583.

RECITALS

WHEREAS, University owns intellectual property rights which relate to methods to prepare pharmaceuticals, cosmeceuticals, nutrients, and agriculture and industrial products, as described in University’s invention disclosure numbers UML 02-01, entitled “Micro- and nano-spheres based on natural materials,” UML 02-02, entitled “Bile acid sequestrant micro-and nano-spheres,” UML 02-03, entitled “Hollow nanospheres for the delivery of acid sensitive drugs,” UML 03-02, entitled “Transdermal delivery of insulin,” UML 05-06, entitled “Use of nanoemulsion delivery system to incorporate and increase efficacy of lipid soluble nutrients in beverages and fat free or low fat foods,” UML 05-07, entitled “Recrystallization and reformulation of pharmaceuticals into nanoparticles and nanoemulsions,” UML 05-09, entitled “Microfluidization as a method of making nanoemulsions and sterilization of liquid food formulations,” UML 06-03, entitled “Botulinum”;

WHEREAS, Company is starting a business relating to the development and commercialization of products that can use or incorporate University’s intellectual property rights and has the capability of developing commercial applications of the intellectual property;

WHEREAS, Company desires to obtain an exclusive license to University’s intellectual property rights and University is willing to grant an exclusive license to its intellectual property rights under the following conditions so that these intellectual property rights may be developed to their fullest and the benefits enjoyed by the general public; and

WHEREAS, the license that is granted in this Agreement promotes the development of publicly funded intellectual property to practical application for the public good.

THEREFORE, University and Company agree as follows:

1. Definitions.

1.1. “Combination Product” means a product that contains a Licensed Product component and at least one other functional component.

1.2. “Confidential Information” means any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement that is specifically designated as confidential, as further described in Article 7.

1.3. “Field” means pharmaceutical, non-prescription cosmetic, non-prescription nutriceutical, agricultural (e.g., coatings for vegetables), diagnostic, and industrial applications.

1.4. “Licensed Product” means any product that (a) cannot be developed, manufactured, used, or sold without infringing one or more claims under the Patent Rights or (b) uses some portion of the Related Technology. For purposes of this Section 1.4, “claim” means (a) any claim of an issued and unexpired patent which has not been held unenforceable or invalid by a court or other governmental agency of competent jurisdiction in an unappealed or unappealable decision, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or otherwise or (b) a pending claim in a pending patent application.

1.5. “Net Sales” [*]

1.6. “Patent Rights” means the United States patent applications listed on Exhibit A and any divisional, continuation, or continuation-in-part of those patent applications to the extent the claims are directed to subject matter specifically described therein as well as any patents issued on these patent applications and any reissues or reexaminations of the patents, and any foreign counterparts to the patents and patent applications. The parties shall periodically amend Exhibit A to include any additional Patent Rights that arise.

1.7. “Related Technology” means know-how, technical information, research and development information, test results, and data necessary for the effective exercise of the Patent Rights which are owned by the University as of the Effective Date.

1.8. “Royalty Period” means the partial calendar quarter commencing on the date on which the first Licensed Product is sold or used and every complete or partial calendar quarter thereafter during which either (a) this Agreement remains in effect or (b) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.

1.9. “Sublicense Income” means payments or other value that Company receives from a Sublicensee in consideration of the sublicense of the rights granted Company under Section 2.1., including without limitation, royalties, license fees, equity, milestone payments, and license maintenance fees, but excluding the following payments: (a) payments made in consideration for the issuance of equity or debt securities of Company at fair market value, and (b) payments specifically committed to the development of Licensed Products.

1.10. “Sublicensee” means any permitted sublicensee of the rights granted Company under this Agreement, as further described in Section 2.2.

2. Grant of Rights.

2.1. License Grants.

(a) Patent Rights. University grants to Company an exclusive, worldwide, royalty-bearing license (with the right to sublicense) in the Patent Rights to make, have made, use, and sell Licensed Products in the Field.

(b) Related Technology. University grants to Company a non-exclusive, royalty-bearing, perpetual license (with the right to sublicense) under its commercial rights in the Related Technology to make, have made, use, and sell Licensed Products and Licensed Services in the Field.

2.2. Sublicenses. Company may grant sublicenses of its rights under Section 2.1. with the consent of University, which consent may not be unreasonably withheld or delayed. All sublicense agreements executed by Company pursuant to this Article 2 shall expressly bind the

Sublicensee to the terms of this Agreement. Company shall promptly furnish University with a fully executed copy of any sublicense agreement.

2.3. Retained Rights.

(a) University. University retains the right to use the Patent Rights for academic research, teaching, and non-commercial patient care, without payment of compensation to Company. University may license its retained rights under this Section to research collaborators of University faculty members, post-doctoral fellows, and students.

(b) Federal Government. If the federal government has funded any invention claimed in the Patent Rights, this Agreement and the grant of any rights in Patent Rights are subject to the federal law set forth in 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. Company acknowledges that these statutes and regulations reserve to the federal government a royalty-free, non-exclusive, non-transferrable license to practice any government-funded invention claimed in the Patent Rights. If any term of this Agreement fails to conform with those laws and regulations, the relevant term is invalid, and the parties shall modify the term pursuant to Section 10.11.

(c)  Other Organizations. If a non-profit organization or state or local agency has funded any invention claimed in the Patent Rights, this Agreement and the grant of any rights in Patent Rights are subject to and governed by the terms of the applicable research grant. If any term of this Agreement fails to conform with those terms , the relevant term is invalid, and the parties shall modify the term pursuant to Section 10.11.

3. Company Obligations Relating to Commercialization.

3.1. Diligence Requirements. Company shall use diligent efforts or cause its Sublicensees to use diligent efforts to develop Licensed Products and to introduce Licensed Products into the commercial market. Thereafter, Company or its Sublicensees shall make Licensed Products reasonably available to the public. Specifically, Company shall fulfill the following obligations:

(a) On or before execution of this Agreement, Company shall furnish University with a written plan under which Company intends to develop Licensed Products.

(b) Within [*] days after each anniversary of the Effective Date for the first [*] years, Company shall furnish University with a copy of the Company’s business plan.

(c)  Within [*] days after each anniversary of the Effective Date, Company shall furnish University with a written report on progress during the prior year to develop and commercialize Licensed Products, including without limitation research and development, efforts to obtain regulatory approval, marketing, and sales figures. The Company shall also include in the report a discussion of its intended efforts and sales projections for the current year.

(d) On or before [*], Company shall have in place a qualified management team that is acceptable to the Company’s board of directors.

(e) Within [*] months after the Effective Date, Company shall obtain financing from qualified investors of at least [*] (the “Initial Financing).

(f) Within [*] months after the Effective Date, Company shall notify the University in writing whether company is interested in retaining rights to the Patent Rights in the following fields: pharmaceutical, nutriceutical, agricultural, and diagnostic applications.

(i)   Within [*] months after the Effective Date, if the Company is not engaged in reasonable commercial efforts to develop Licensed Products within those fields, the University may notice the Company of its intention to terminate this Agreement as it pertains to those fields.

(ii)  Within [*] days after the University’s notice pursuant to Subsection 3.1(3)(i), if the Company is not engaged in reasonable commercial efforts to develop Licensed Products within any field or fields noticed by the University, then the University may immediately terminate this Agreement as it pertains to those fields, and those fields are no longer part of the Field of this Agreement.

(g) Within [*] years after the Effective Date, if Company has not made the first sale of a cosmetic Licensed Product, the University may notice the Company of its intention to terminate this Agreement as it pertains to the cosmetic field.

If University determines that Company has not fulfilled its obligations under this Section 3.1., University shall furnish Company with written notice of the determination. Within [*] days after receipt of the notice, Company shall either (i) fulfill the relevant obligation or (ii) negotiate with University a mutually acceptable schedule of revised diligence obligations, failing which University may, immediately upon written notice to Company, terminate this Agreement or convert the exclusive license into a non-exclusive license. If the reason for non-fulfillment of its obligations is lack of Company funds, Company has [*] months to fulfill the obligation, and the University may not exercise its right to terminate this Agreement or convert the exclusive license to non-exclusive until the expiration of that [*] months.

3.2. Indemnification.

(a) Indemnity. Company shall indemnify, defend, and hold harmless University and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys fees and expenses of litigation) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether the action has any factual basis) concerning any product, process, or service that is made, used, or sold pursuant to any right or license granted under this Agreement. However, indemnification does not apply to any liability, damage, loss, or expense to the extent directly attributable to (i) the gross negligence or intentional misconduct of the Indemnitees or (ii) the settlement of a claim, suit, action, or demand by Indemnitees without the prior written approval of Company.

(b) Procedures.  The Indemnitees agree to provide Company with prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to University to defend against any claim. The Indemnitees shall cooperate fully with Company in the defense and will permit Company to conduct and control the defense and the disposition of the claim, suit, or action (including all decisions relative to litigation, appeal, and settlement). However, any Indemnitee may retain its own counsel, at the expense of Company, if representation of the Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential conflicts in the interests of the Indemnitee and any other party represented by that counsel. Company agrees to keep University informed of the progress in the defense and disposition of the claim and to consult with University regarding any proposed settlement.

(c)  Insurance.  Company shall maintain insurance or self-insurance that is reasonably adequate to fulfill any potential obligation to the Indemnitees, but not less than [*] for injuries to any one person arising out of a single occurrence and [*] for injuries to all persons arising out of a single occurrence. Company shall provide University, upon request, with written evidence of insurance or self-insurance. Company shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Company or Sublicensee continues to make, use, or sell a product that was a Licensed Product under this Agreement, and thereafter for [*] years.

3.3. Use of University Name.  In accordance with Section 7.3., Company and its Sublicensees may not use the name “University of Massachusetts” or any variation of that name in connection with the marketing or sale of any Licensed Products.

3.4. Marking of Licensed Products.  To the extent commercially feasible and consistent with prevailing business practices, Company shall mark and shall cause its Sublicensees to mark all Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to a Licensed Product.

3.5. Compliance with Law.  Company shall comply with, and shall ensure that its Sublicensees comply with, all local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products. Company expressly agrees to comply with the following:

(a) Company or its Sublicensees shall obtain all necessary approvals from the United States Food & Drug Administration and any similar governmental authorities of any foreign jurisdiction in which Company or Sublicensee intends to make, use, or sell Licensed Products.

(b) Company and its Sublicensees shall comply with all United States laws and regulations controlling the export of commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries and foreign nationals.

Company hereby gives written assurance that it will comply with and will cause its Sublicensees to comply with all United States export control laws and regulations, that it bears sole responsibility for any violation of those laws and regulations by itself or its Sublicensees, and that it will indemnify, defend, and hold University harmless (in accordance with Section 3.2.) for the consequences of any violation.

(c)   If any invention claimed in the Patent Rights has been partially funded by the United States government, and only to the extent required by applicable laws and regulations, Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories. Current law provides that if domestic manufacture is not commercially feasible under the circumstances, University may seek a waiver of this requirement from the relevant federal agency on behalf of Company.

4. Consideration for Grant of Rights.

4.1. License Fee. Company shall pay to University [*], payable as follows:

(a)   On or before [*], [*];

(b)   Within [*] days after the Initial Financing, [*]. (If the Initial Financing occurs before [*], payment is timely if made before [*]); and

(c)   Within [*] year after the Initial Financing, [*].

The license fee is nonrefundable and is not creditable against any other payments due to University under this Agreement.

4.2. Equity.

(a)   In partial consideration of the license granted Company under this Agreement, Company shall issue to University that number shares of common stock of Company equal to [*] of the capital stock of the Company (calculated on a fully diluted basis and assuming conversion of all then outstanding options, warrants, or other rights to purchase Company’s capital stock) within [*] days after the Effective Date, on the same terms as the founders of Company. In connection with the issuance of stock pursuant to this Section 4.2, the University agrees to become a party to other agreements of Company to the same extent (except any limitations relating to the University’s status as an agency of the Commonwealth of Massachusetts, e.g., prohibition on indemnification) as other holders of more than five percent (5%) of the common stock of Company (such as, voting agreement and stock restriction agreement).

(b)   Until the closing of the Company’s second round of financing, Company grants University [*] non-voting, observer seat on the Company’s board of directors, with notice of all meetings in the same manner and distribution of materials as other members of the board.

4.3. License Maintenance Fee.  At the beginning of 2008 and 2009, Company shall pay to University [*]). This maintenance fee is nonrefundable and is not creditable against any other payments due to University under this Agreement.

4.4. Milestone Payments.  Company shall pay University the following milestone payments for each new Licensed Product within [*]days after the o ccurrence of each event:

Event	Amount
Completion of FDA or equivalent foreign approved Phase II clinical trial	[*]
Completion of FDA or equivalent foreign approved Phase III clinical trial	[*]
First product sale	[*]

These milestone payments are nonrefundable and are not creditable against any other payments due to University under this Agreement.

4.5. Royalties.

(a) Base Royalty.  Company shall pay to University a royalty of the following percentages of Net Sales by Company but not by Sublicensees.

Field	Amount
Pharmaceutical (Licensed Products that require a prescription)	[*]
Cosmetic (Licensed Products that do not require a prescription)	[*]
Nutriceutical (Licensed Products that do not require a prescription)	[*]
Agricultural	[*]
Diagnostic	[*]
Industrial	[*]

If a particular Licensed Product is a “Licensed Product” solely because it uses or incorporates Related Technology, the royalty rate applicable to that Licensed Product or Licensed Service is [*] of the royalty rate.

(b) Royalty Reduction.  If University grants additional licenses to third parties pursuant to Section 3.1., the royalty rates set forth in Subsection 4.5.(a) shall be adjusted, if necessary, so as not to exceed the royalty rates charged any other non-exclusive licensee of the Patent Rights.

4.6. Sublicense Income.  Company shall pay University a total of [*] of all Sublicense Income. Sublicense Income is due within [*] days after Company receives the relevant payment from the Sublicensee.

4.7. Third-Party Royalties.  If Company is legally required to make royalty payments to one or more third parties in order to make, use, or sell Licensed Products, Company may offset [*] of third-party payments against royalty payments that are due to University in the same Royalty Period. However, the royalty payments under Sections 4.5., may never be reduced by more than [*] in any Royalty Period.

5. Royalty Reports., Payments., Records.

5.1. First Sale. Company shall report to University the date of first commercial sale of each Licensed Product within [*] days after occurrence in each country.

5.2. Reports and Payments.

(a) Within [*] days after the conclusion of each Royalty Period, Company shall deliver to University a report containing the following information:

(i)   the number of Licensed Products sold to independent third parties in each country and the number of Licensed Products used by Company in the provision of services in each country;

(ii)  the gross sales price for each Licensed Product by Company during the applicable Royalty Period in each country;

(iii)    calculation of Net Sales for the applicable Royalty Period in each country, including a listing of applicable deductions;

(iv)        total royalty payable on Net Sales in United States dollars, together with the exchange rates used for conversion; and

(v) Sublicense Income due to University for the applicable Royalty Period from each Sublicensee.

(b) Concurrent with this report, Company shall remit to University any payment due for the applicable Royalty Period. If no royalties are due to University for any Royalty Period, the report shall so state.

5.3. Payments in United States Dollars.  Company shall make all payments in United States dollars. Conversion of foreign currency to United States dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable Royalty Period. Payments shall be without deduction of exchange, collection, or other charges.

5.4. Payments in Other Currencies.  If by law, regulation, or fiscal policy of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give University prompt written notice of the restriction, within the [*] day payment deadline described in Section 5.2. Company shall pay any amounts due University through whatever lawful methods University reasonably designates. However, if University fails to designate a payment method within [*] days after University is notified of the restriction, Company may deposit payment in local currency to the credit of University in a recognized banking institution selected by Company and identified by written notice to University, and that deposit fulfills all obligations of Company to University with respect to that payment.

5.5. Records.  Company shall maintain and shall cause its Sublicensees to maintain complete and accurate records of Licensed Products that are made, used, or sold under this Agreement and any amounts payable to University in relation to Licensed Products, which records shall contain sufficient information to permit University to confirm the accuracy of any reports delivered to University under Section 5.2. The relevant party shall retain records relating to a given Royalty Period for at least [*] years after the conclusion of that Royalty Period, during which time University shall have the right, at its expense, to cause its internal accountants or an independent, certified public accountant to inspect records during normal business hours for the sole purpose of verifying any reports and payments delivered under this Agreement. The accountant may not disclose to University any information other than information relating to accuracy of reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within [*] days after the accountant delivers the results of the audit. If any audit performed under this Section reveals an underpayment in excess of [*] in any Royalty Period, Company shall bear the full cost of the audit. University may exercise its rights under this Section only [*] every year and only with reasonable prior notice to Company.

5.6. Late Payments.  Any payments by Company that are not paid on or before the date payments are due under this Agreement bear interest to the extent permitted by law at [*] percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with interest calculated based on the number of days that payment is delinquent.

5.7. Method of Payment.  All payments under this Agreement should be made to the “University of Massachusetts” and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

[*]

5.8. Withholding and Similar Taxes.  Royalty payments and other payments due to University under this Agreement may not be reduced by reason of any withholding or similar taxes applicable to payments to University.

6. Patents and Infringement.

6.1. Responsibility for Patent Rights.

(a)   University has primary responsibility at the expense of Company for the preparation, filing, prosecution, and maintenance of all Patent Rights, using patent counsel reasonably acceptable to Company. University shall consult with Company as to the preparation, filing, prosecution, and maintenance of all Patent Rights reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish Company with copies of relevant documents reasonably in advance of consultation.

(b)   If University desires to abandon any patent or patent application within the Patent Rights, University shall provide Company with reasonable prior notice of the intended abandonment, and Company may, at its expense, prepare, file, prosecute, and maintain the relevant Patent Rights.

6.2. Cooperation. Company shall cooperate fully in the preparation, filing, prosecution, and maintenance of all Patent Rights. Cooperation includes, without limitation, promptly informing the University of matters that may affect the preparation, filing, prosecution, or maintenance of Patent Rights (such as, becoming aware of an additional inventor who is not listed as an inventor in a patent application).

6.3. Payment of Expenses.

(a)   Within [*] days after the Initial Financing, Company shall pay the University [*] of University’s actual expenses incurred as of that date in connection with obtaining the Patent Rights. As of April 1, 2006, the University has incurred [*] in patent expenses. On or before the first anniversary after the Initial Financing, Company shall pay the University the rest of University’s actual expenses incurred as of that date in connection with obtaining the Patent Rights.

(b)   After the first anniversary of the Initial Financing, within [*] days after University invoices Company, Company shall reimburse University for all patent-related expenses incurred by University pursuant to Section 6.1. Company may elect, upon [*]

days written notice to University, to cease payment of the expenses associated with obtaining or maintaining patent protection for one or more Patent Rights in one or more countries. If Company elects to cease payment of any patent expenses, Company loses all rights under this Agreement with respect to the particular Patent Rights.

(c) Within [*] days after the Effective Date, University shall, at Company’s request, transfer prosecution of the Patent Rights to the law firm of Fish & Richardson, P.C., or another law firm requested by Company and acceptable to University. Within [*] days after University invoices Company, Company shall reimburse University for any costs associated with the transfer of the prosecution of the Patent Rights to Fish & Richardson.

6.4. Infringement.

(a) Notification of Infringement.  Each party agrees to provide written notice to the other party promptly after becoming aware of any infringement of the Patent Rights.

(b) Company Right to Prosecute.  As long as Company remains the only licensee of the Patent Rights in the Field, Company may, under its own control and at its own expense, prosecute any third party infringement of the Patent Rights in the Field or, together with licensees of the Patent Rights in other fields (if any), defend the Patent Rights in any declaratory judgment action brought by a third party which alleges invalidity, unenforceability, or infringement of the Patent Rights. Prior to commencing any action, Company shall consult with University and shall consider the views of University regarding the advisability of the proposed action and its effect on the public interest. Company may not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Subsection without the prior written consent of University, which consent may not be unreasonably withheld or delayed. Any recovery obtained in an action under this Subsection shall be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty payments withheld from University as described below); (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court applied), less a reasonable approximation of the royalties that Company would have paid to University if Company had sold the infringing products and services rather than the infringer; and (iii) as to special or punitive damages, Company shall receive [*] of any award, and the University shall receive [*] of any award. Company may offset a total of [*] of any expenses incurred under this Subsection against any royalty payments due to University under this Agreement. However, royalty payments under Section 4.5. may never be reduced by more than [*] in any Royalty Period.

(c)  University as Indispensable Party.  University shall permit any action under this Section to be brought in its name if required by law, provided that Company shall hold University harmless from, and if necessary indemnify University against, any costs, expenses, or liability that University may incur in connection with the action.

(d) University Right to Prosecute.  If Company fails to initiate an infringement action within a reasonable time after it first becomes aware of the basis for the action, or to answer a declaratory judgment action within a reasonable time after the action is filed, University may prosecute the infringement or answer the declaratory judgment action under its sole control and at its sole expense, and any recovery obtained shall be given to University.

(e) Cooperation. Both parties shall to cooperate fully in any action under this Section 6.4. which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing assistance.

7. Confidential Information; Publications; Publicity.

7.1. Confidential Information.

(a) Designation.  The Disclosing Party shall mark Confidential Information that is disclosed in writing with a legend indicating its confidential status (such as, “Confidential” or “Proprietary”). The Disclosing party shall document Confidential Information that is disclosed orally or visually in a written notice and deliver the notice to the Receiving Party within [*] days of the date of disclosure. The notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

(b) Obligations.  For [*] years after disclosure of any portion of Confidential Information, the Receiving Party shall (i) maintain Confidential Information in confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its trustees or directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of Confidential Information and who need to know Confidential Information for the purposes of this Agreement; (ii) use Confidential Information solely for the purposes of this Agreement; and (iii) allow its trustees or directors, officers, employees, consultants, and advisors to reproduce the Confidential Information only to the extent necessary for the purposes of this Agreement, with all reproductions being Confidential Information.

(c)  Exceptions.  The obligations of the Receiving Party under Subsection 7.1.(b) above do not apply to the extent that the Receiving Party can demonstrate that Confidential Information (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was already known or independently developed or discovered by the Receiving Party without use of the Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a third party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to the Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations or with a court or administrative order, provided that the Disclosing Party receives reasonable prior written notice of the disclosure.

(d) Ownership and Return.  The Receiving Party acknowledges that the Disclosing Party (or a third party entrusting its own information to the Disclosing Party) owns the Confidential Information in the possession of the Receiving Party. Upon expiration or termination of this Agreement, or at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except that the Receiving Party may retain one copy of the Confidential Information in the possession of its legal counsel solely for the purpose of monitoring its obligations under this Agreement.

7.2. Publications.  University and its employees are free to disclose publicly (through journals, lectures, or otherwise) the results of any research relating to the Field or the subject matter of the Patent Rights, except as otherwise provided by written agreement between University and Company (e.g., a sponsored research agreement).

7.3. Publicity Restrictions.  Neither party may use the name of the other or any of its trustees, officers, directors, faculty, students, employees, or agents, or any adaptation of their names, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the other. The foregoing notwithstanding, (a) Company may disclose that information without the consent of University in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation, provided that Company provides University at least [*] days prior written notice of the proposed text for the purpose of giving

University the opportunity to comment on the text, and (b) University may disclose the Company as a licensee of University technology.

8. Term and Termination.

8.1. Term.  This Agreement commences on the Effective Date and remains in effect until (a) the expiration of all issued patents within the Patent Rights or (b) for [*] years after the Effective Date if no patents have issued within the Patent Rights within that [*] year period, unless earlier terminated in accordance with the provisions of this Agreement.

8.2. Voluntary Termination by Company.  Company may terminate this Agreement for any reason upon [*] days prior written notice to University.

8.3. Termination for Default.  If either party commits a material breach of its obligations under this Agreement and fails to cure that breach within [*] days after receiving written notice of the breach, the other party may terminate this Agreement immediately upon written notice to the party in breach. If the alleged breach involves nonpayment of any amounts due University under this Agreement, Company has only one opportunity to cure a material breach for which it receives notice as described above. Any subsequent material breach by Company will entitle University to terminate this Agreement immediately upon written notice to Company, without the [*] day cure period.

8.4. Force Majeure.  Neither party is responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove those causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the causes are removed.

8.5. Effect of Termination.  The following provisions survive the expiration or termination of this Agreement: Articles 1 and 9; Sections 3.2., 3.5., 5.2. (obligation to provide final report and payment), 5.5., 6.4., 7.1., 7.3., 8.4., and 10.9. Upon the early termination of this Agreement, Company and its Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the effective date of termination, provided that (a) Company is current in payment of all amounts due University under this Agreement, (b) Company pays University the applicable royalty and Sublicense Income on sales of Licensed Products in accordance with the terms of this Agreement, and (c) Company and its Sublicensees complete and sell all work-in-progress and inventory of Licensed Products within [*] months after the effective date of termination.

9. Dispute Resolution.

9.1. Procedures Mandatory.  The parties agree to resolve any dispute arising out of or relating to this Agreement solely by means of the procedures set forth in this Article, and that these procedures constitute legally binding obligations that are an essential provision of this Agreement. If either party fails to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

9.2. Dispute Resolution Procedures.

(a)   Negotiation.  In the event of any dispute arising out of or relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within [*] days after the date of notice (the “Notice Date”). Any disputes not resolved by good faith discussions shall be referred to senior executives of each party, who shall meet at a mutually acceptable time and location within [*] days after the Notice Date and attempt to negotiate a settlement.

(b)   Mediation.  If the matter remains unresolved within [*] days after the Notice Date, or if the senior executives fail to meet within [*] days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall engage in a mediation proceeding under the then current CPR Institute for Dispute Resolution (“CPR”) Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within [*] days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within [*] days after the Notice Date.

(c)   Trial Without Jury. If the parties fail to resolve the dispute through mediation, or if neither party elects to initiate mediation, each party may pursue any other remedies legally available to resolve the dispute. However, the parties expressly waive the right to a jury trial in the legal proceeding under this Section.

9.3. Preservation of Rights Pending Resolution.

(a)   Performance to Continue.  Each party shall continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. However, a party may suspend performance of its obligations during any period in which the other party fails or refuses to perform its obligations.

(b)   Provisional Remedies.  Although the procedures specified in this Article are the exclusive procedures for resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, that action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

(c)   Statute of Limitations.  The parties agree that all applicable statutes of limitation and time-based defenses (such as, estoppel and laches) are tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

10. Miscellaneous.

10.1. Representations and Warranties. University represents that its employees have assigned to University their entire right, title, and interest in the Patent Rights and that it has authority to grant the rights and licenses set forth in this Agreement. UNIVERSITY MAKES NO OTHER WARRANTIES CONCERNING THE PATENT RIGHTS AND RELATED TECHNOLOGY, INCLUDING WITHOUT LIMITATION ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Specifically, University makes no warranty or representation (a) regarding the validity or scope of the Patent Rights, (b) that the exploitation of the Patent Rights or any Licensed Product will not infringe any patents or other intellectual property rights of a third party, and (c) that any third party is not currently infringing or will not infringe the Patent Rights.

10.2. Compliance with Law and Policies. Company agrees to comply with applicable law and the policies of University in the area of technology transfer and shall promptly notify University of any violation that Company knows or has reason to believe has occurred or is likely to occur. The University policies currently in effect at the Lowell campus are the Intellectual Property Policy, Policy on Conflicts of Interest Relating to Intellectual Property and Commercial Ventures, and Policy on Faculty Consulting and Outside Activities.

10.3. Tax-Exempt Status. Company acknowledges that University, as a public institution of the Commonwealth of Massachusetts, is an exempt organization under the United States Internal Revenue Code of 1986, as amended. Company also acknowledges that certain facilities in which the licensed inventions were developed may have been financed through offerings of tax-exempt bonds. If the Internal Revenue Service determines, or if counsel to University reasonably determines, that any term of this Agreement jeopardizes the tax-exempt status of University or the bonds used to finance University facilities, the relevant term is invalid and shall be modified in accordance with Section 10.11.

10.4. Counterparts. The parties may execute this Agreement in one or more counterparts, each of which is an original, and all of which together are one instrument.

10.5. Headings. All headings are for convenience only and do not affect the meaning of any provision of this Agreement.

10.6. Binding Effect. This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

10.7. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed. However, Company may assign this Agreement without consent to a successor company in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.

10.8. Amendment and Waiver. The parties may amend, supplement, or otherwise modify this Agreement only by means of a written instrument signed by both parties. The waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

10.9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts irrespective of any conflicts of law principles.

10.10. Notice. Any notices required or permitted under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be sent by recognized national overnight courier, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to University: [*]	If to Company: Encapsion, Inc. 212 Mamaroneck Road Scarsdale, New York 10583

Attention: Executive Director	Attention: Jon Edelson, M.D.

A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

10.11. Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity or unenforceability does not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within [*] days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if the provision were deleted by agreement of the parties.

10.12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

The parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

UNIVERSITY OF MASSACHUSETTS		ENCAPSION, INC.

By:	/s/ William Rosenberg	By:	/s/ Jon Edelson
	Executive Director, Office of Commercial Ventures and Intellectual Property		Jon Edelson, MD CEO

Date: May 15, 2006		Date: May 15, 2006

EXHIBIT A

List of Patent Rights

Docket	Inventors	Title	United States Patent Application
UML02-01	McCarthy, Nicolosi, Koroskenyi	Micro- and nano-spheres based on natural materials	No. 10/324,825, “Polysaccharide-Containing Block Copolymer Particles and Uses Thereof, “ filed February 11, 2002

UML02-02	McCarthy, Nicolosi, Koroskenyi	Bile acid sequestrant micro-and nano-spheres

UML02-03	McCarthy, Nicolosi, Koroskenyi	Hollow nanospheres for the delivery of acid sensitive drugs

UML03-02	McCarthy, Nicolosi, Koroskenyi	Transdermal delivery of insulin

UML05-06	Nicolosi, Wilson, Fisher	Use of nanoemulsion delivery system to incorporate and increase efficacy of lipid soluble nutrients in beverages and fat free or low fat foods	No. 60/700,224, “Compositions And Methods For Making And Using Nanoemulsions,” filed July 18, 2005

UML05-09	Nicolosi	Microfluidization as a method of making nanoemulsions and sterilization of liquid food formulations

UML05-07	Nicolosi	Recrystallization and reformulation of pharmaceuticals into nanoparticles and nanoemulsions	None filed yet.

UML06-03	Nicolosi, Edelson	Nanoemulsion Delivery of Botulism Toxin Type A	No. 60/741,139, “Compositions And Methods For Using Botulinum Nanoemulsions,” filed December 1, 2005